UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2015

U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16941 Keegan Avenue, Carson, CA 90746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (310) 735-0085

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of Chief Executive Officer
On January 29, 2015, the Board of Directors (the “Board ”) of U.S. Auto Parts Network, Inc. (the “ Company ”), based on a recommendation from the Compensation Committee of the Board (the “Committee ”), approved the following with respect to Shane Evangelist, the Company’s Chief Executive Officer.
Annual Base Salary
Mr. Evangelist’s annual base salary was increased to $431,375.
2015 Performance-Based Cash Bonus
For performance during fiscal 2015, Mr. Evangelist will be eligible to receive 50% of his annual bonus eligibility in cash if the Company achieves, during the 2015 fiscal year, a certain adjusted EBITDA target.
RSU Award
Mr. Evangelist was granted a restricted stock unit award (the “CEO RSU Award ”) under the Company’s 2007 Omnibus Incentive Plan (the “2007 Plan”) covering 75,021 shares of the Company’s Common Stock. The CEO RSU Award represents the right to receive the shares of the Company’s Common Stock only when, and with respect to the number of shares which have vested. The CEO RSU Award will become fully-vested on February 15, 2016, subject to Mr. Evangelist’s service to the Company through such date, provided, however, that if Mr. Evangelist is terminated without cause or resigns for good reason prior to February 15, 2016, then the CEO RSU Award will become fully-vested on the date of such earlier termination or resignation.
Company Stock Option Grant
Mr. Evangelist was granted a stock option under the 2007 Plan to purchase up to 75,000 shares of the Company’s Common Stock at an exercise price equal to $2.29 per share, the closing price of the Company’s Common Stock on the date of grant, 25% of which will vest on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to Mr. Evangelist’s service to the Company through such dates.
AutoMD, Inc. Stock Option Grant
Mr. Evangelist was granted a stock option under the AutoMD, Inc. 2014 Equity Incentive Plan to purchase up to 975,000 shares of AutoMD, Inc. Common Stock at an exercise price equal to $1.00 per share (the “AutoMD Option”). AutoMD, Inc. is a majority-owned private subsidiary of the Company for which Mr. Evangelist provides his services. On the first anniversary of the grant date 25% of the AutoMD Option will vest and the remainder of which will vest in equal monthly installments thereafter over three years. The AutoMD Option was approved by both the Board of Directors of AutoMD, Inc. and the Board.
Compensatory Arrangements of Other Named Executive Officers
On January 29, 2015, the Committee approved the following with respect to Mike Yoshida, the Company’s Interim Chief Financial Officer, Aaron Coleman, the Company’s Chief Operating Officer, and Bryan Stevenson, the Company’s Vice President, General Counsel and Secretary.
Annual Base Salary
Mr. Coleman’s and Mr. Stevenson’s annual base salary was increased to $315,188 and $245,045, respectively. Mr. Yoshida’s annual base salary as Interim Chief Financial Officer was unchanged and will remain at $277,540.
2015 Performance-Based Cash Bonus
For performance during fiscal 2015, Mr. Coleman, Mr. Yoshida, and Mr. Stevenson will be eligible to receive 50% of their annual bonus eligibility in cash if the Company achieves, during the 2015 fiscal year, a certain adjusted EBITDA target.

RSU Awards
Mr. Coleman, Mr. Yoshida, and Mr. Stevenson were each granted restricted stock unit awards (collectively, the “RSU Awards ”) under the 2007 Plan covering 34,259, 18,000, and 20,652 shares of the Company’s Common Stock, respectively. The RSU Awards represent the right to receive the shares of the Company’s Common Stock only when, and with respect to the number of shares which have vested. The RSU Awards will become fully-vested on February 15, 2016, subject to such executive’s service to the Company through such date, provided, however, that if such executive is terminated without cause or resigns for good reason prior to February 15, 2016, then the RSU Award for such executive will become fully-vested on the date of such earlier termination or resignation.
Stock Option Grants
Mr. Coleman, Mr. Yoshida, and Mr. Stevenson were each granted a stock option under the 2007 Plan to purchase up to 50,000, 60,000, and 30,000 shares of the Company’s Common Stock, respectively, at an exercise price equal to $2.29 per share, the closing price of the Company’s Common Stock on the date of grant, 25% of which will vest on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to such executive’s service to the Company through such dates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2015	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ BRYAN P. STEVENSON
	Name:	Bryan P. Stevenson
	Title:	VP, General Counsel